Exhibit 99.1

Ross Ayotte	Ken Rizvi
Corporate Marketing	Investor Relations
ON Semiconductor	ON Semiconductor
(602) 244-5978	(602) 244-3437
ross.ayotte@onsemi.com	ken.rizvi@onsemi.com

ON Semiconductor Signs Definitive Agreement to Purchase LSI Logic Corporation’s

Gresham, Ore., Wafer Fabrication Facility and Reiterates First Quarter 2006

Guidance

PHOENIX, Ariz. – April 6, 2006 – ON Semiconductor Corporation (Nasdaq: ONNN) today announced that its primary operating subsidiary, Semiconductor Components Industries, LLC, has executed a definitive agreement with LSI Logic Corporation (NYSE: LSI) to purchase LSI Logic Corporation’s Gresham, Ore., wafer fabrication facility and certain other semiconductor manufacturing equipment for a total of approximately $105 million in cash. The Company paid LSI Logic a deposit of $10.5 million concurrently with the execution of the definitive agreement, is currently obligated to pay $79.5 million at closing, and expects to pay the remaining balance within 90 days after closing. The assets to be purchased include an approximately 83 acre campus with an estimated 500,000 square feet of building space of which approximately 98,000 square feet is clean room. The 200 mm capable tool-set and equipment included in the transaction is currently capable of producing 18,000 8-inch wafers per month.

Pursuant to the agreement, ON Semiconductor will offer employment to substantially all of the LSI Logic manufacturing employees currently working at the Gresham facility. The skilled process development and operational expertise of Gresham’s employee base are a critical aspect of the transaction and will help enable ON Semiconductor to produce its own high volume, low cost, high performance analog and digital power products down to 0.18 micron levels - with toolset capabilities down to the 0.13 micron level in the future. ON Semiconductor is truly excited to welcome this very capable team. Longer term, ON Semiconductor believes that the access gained to submicron cell libraries, skilled process development engineers, operational expertise and process development know-how through this transaction will enable ON Semiconductor to expand its portfolio of high performance analog and power products.

In connection with this transaction, ON Semiconductor and LSI Logic will enter into several related agreements, including a Wafer Supply and Test Agreement, Intellectual Property License Agreement, Transition Services Agreement and Facilities Use Agreement. LSI Logic will continue to retain ownership after the closing of its product designs, in-process inventory and external customer receivables and will provide for assembly and final test services, sales, marketing and distribution functions related to its products. Under the Wafer Supply and Test Agreement, LSI Logic will commit to purchase approximately $200 million of wafer supply and certain test services over an initial period of 2 years. ON Semiconductor will also provide LSI Logic with access to certain wafer supply and certain test services for up to 4 years, under additional terms that will be negotiated after the 2 year commitment period. It is expected that the Wafer Supply and Test Agreement will enable ON Semiconductor to offset much of the fixed costs associated with operating the Gresham facility in the transition period when ON Semiconductor is ramping the production of its own wafers in Gresham. The agreement will also enable LSI Logic to ensure quality and supply to its customer base. Through a non-recurring engineering arrangement with LSI Logic, ON Semiconductor has already begun to run wafers in Gresham and has received its first test wafers from production.

The transaction is expected to be neutral to ON Semiconductor’s earnings per share (EPS) in 2006, and be EPS positive in 2007 as the Company ramps production of its own products in the facility. The transaction is also expected to result in a slight reduction (approximately 100 basis points) in the Company’s 2006 gross margin. Over the long term, the Company believes the purchase of the Gresham wafer facility will have a positive effect on gross margins for the Company as it develops a higher mix of high performance analog and digital power products. The transaction is subject to certain closing conditions, including regulatory approval. Closing of the transaction currently is expected to occur in approximately 45 days. The Company’s payment obligations in connection with the transaction are expected to be satisfied with existing cash balances, cash flow from operations, proceeds from sales of existing assets and/or the proceeds of potential future financings.

While the Company still has approximately one more week before closing its books on first quarter 2006 results, the Company reiterates its previous guidance for the first quarter of 2006, provided in the Company’s February 2, 2006 earnings release and conference call. The Company continues to believe that revenues for the first quarter of 2006 will be approximately $330 million, gross margins will be approximately 35 percent and average selling prices will be down sequentially by approximately 1 percent. Bookings continue to be strong and backlog levels at the beginning of the second quarter of 2006 were up from backlog levels at the beginning of the first quarter of 2006. At this time, and not including any impact associated with the Gresham purchase, the Company anticipates that second quarter 2006 revenues will be approximately $340 to $345 million, gross margins will be up approximately 50 basis points sequentially and average selling prices will be flat to slightly up sequentially; further details on first quarter 2006 results and second quarter 2006 guidance will be provided by the Company in its earnings release and during its conference call scheduled for April 27, 2006.

“The purchase of the Gresham 8-inch wafer facility will accelerate our technology roadmap - enabling ON Semiconductor to develop a larger mix of high-performance submicron analog and digital power products,” said Keith Jackson, ON Semiconductor’s president and CEO. “We currently own and operate 4-inch and 6-inch wafer fabrication facilities throughout the world and the capabilities of the Gresham 8-inch facility are consistent with our commitment to our customers to supply state-of-the-art technology in high volumes and at a low cost. We expect demand for our submicron high performance products to continue to increase. Securing advance manufacturing capabilities, process development know-how and operational expertise in deep submicron technologies will support our long term strategic roadmap. The Gresham facility purchase provides us with cost-effective advanced manufacturing capabilities in a much shorter time frame and on more favorable terms than expanding our existing fabrication infrastructure.”

“These capital expenditures to expand fab capacity were already part of our current 5-year plan, and the asset purchase of the Gresham facility is just an acceleration of what we had already planned to spend,” said Donald Colvin, ON Semiconductor’s senior vice president and CFO. “This purchase enables us to introduce new products faster and accelerates our internal capability roadmap, while the supply agreement allows us to offset projected fixed costs.”

TELECONFERENCE

ON Semiconductor will hold a conference call for the financial community at 8:30 a.m. Eastern Time (ET) today to discuss the purchase of LSI Logic’s Gresham facility. The call-in number will be 703-639-1171. There will also be a replay available for approximately 30 days following the conference call with a call-in number of 703-925-2533 and an access code of 886598. The Company will also provide a replay on the Investor Relations page of its website at http://www.onsemi.com. The webcast will be available for approximately 30 days following the conference call.

About ON Semiconductor

With its global logistics network and strong portfolio of power semiconductor devices, ON Semiconductor (Nasdaq: ONNN) is a preferred supplier of power solutions to engineers, purchasing professionals, distributors and contract manufacturers in the computer, cell phone, portable devices, automotive and industrial markets. For more information, please visit ON Semiconductor’s website at http://www.onsemi.com.

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ON Semiconductor and the ON Semiconductor logo are registered trademarks of Semiconductor Components Industries, LLC. All other brand and product names appearing in this document are registered trademarks or trademarks of their respective holders. Although the company references its website in this news release, such information on the website is not to be incorporated herein.

This news release includes “forward-looking statements” as that term is defined in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements other than statements of historical fact are statements that could be deemed forward-looking statements and are often characterized by the use of words such as “believes,” “expects,” “estimates,” “projects,” “may,” “will,” “intends,” “plans,” or “anticipates,” or by discussions of strategy, plans or intentions. In this news release, forward-looking information relates to the definitive agreement for the purchase of LSI Logic Corporation’s Gresham, Oregon wafer fabrication facility and the related Wafer Supply and Test Agreement, Intellectual Property License Agreement, Transition Services Agreement and Facility Services Agreement, ON Semiconductor’s 2006 and 2007 EPS, 2006 first and second quarter guidance and 2006 gross margin, ON Semiconductor’s ability to expand its high performance analog and power products and similar matters. All forward-looking statements in this news release are made based on management’s current expectations and estimates, which involve risks, uncertainties and other factors that could cause results to differ materially from those expressed in forward-looking statements. Among these factors are changes in overall economic conditions, the cyclical nature of the semiconductor industry, changes in demand for our products, changes in inventories at our customers and distributors, technological and product development risks, availability of raw materials, competitors’ actions, pricing and gross margin pressures, loss of key customers, order cancellations or reduced bookings, changes in manufacturing yields, control of costs and expenses, significant litigation, risks associated with acquisitions and dispositions including risks associated with the purchase of LSI Logic Corporation’s Gresham wafer fabrication facility and our ability to retain the highly-skilled personnel currently employed at Gresham, a long-term supply agreement with LSI Logic which may result in operating losses at Gresham, difficulties in integrating the

Gresham facility into our business, difficulties utilizing the additional capacity at Gresham in a cost-effective manner and transition costs associated with the acquisition of Gresham, risks associated with our substantial leverage and restrictive covenants in our debt agreements, risks associated with our international operations, the threat or occurrence of international armed conflict and terrorist activities both in the United States and internationally, risks and costs associated with increased and new regulation of corporate governance and disclosure standards (including pursuant to Section 404 of the Sarbanes-Oxley Act of 2002), and risks involving environmental or other governmental regulation. Additional factors that could affect the company’s future operating results are in Item 1A Risk Factors of our Form 10-K for the year ended December 31, 2005 and other factors are described from time to time in our SEC filings. Readers are cautioned not to place undue reliance on forward-looking statements. We assume no obligation to update such information.